Exhibit 99.2

BioHiTech Global Signs Definitive Agreement to Increase Its Ownership

Stake in the Nation's First HEBioT Renewable Resource Recovery Facility

The facility is expected to commence operations in December and add $7 million of annual high margin revenue by processing municipal solid waste into an EPA approved solid recovered fuel

CHESTNUT RIDGE, N.Y., Nov. 29, 2018 /PRNewswire/ — BioHiTech Global, Inc. ("BioHiTech" or the "Company") (NASDAQ: BHTG), a technology and services company that provides cost-effective and sustainable waste management solutions, today announced it has entered into a definitive agreement (the "Agreement") to acquire an additional 26.8% ownership stake in the nation's first HEBioT™ renewable resource recovery facility located in Martinsburg, West Virginia (the "Martinsburg Facility").

The acquisition will make BioHiTech the largest owner of the Martinsburg Facility and enable the Company to consolidate an estimated $7 million in annual high margin revenue generated by the operations in its financial statements beginning in 2019. The Company is acquiring the additional ownership stake in the Martinsburg Facility from Entsorga USA in exchange for the issuance of approximately $1,886,000 in BioHiTech preferred stock, convertible into BioHiTech common stock at a fixed price of $2.64 per share. Entsorga USA, a company owned by the principals of the Italian engineering firm that developed the HEBioT technology, will remain as a minority owner of the Martinsburg Facility.

The Martinsburg Facility is expected to begin the commissioning process in December 2018 and to ramp production throughout the first quarter of 2019. The facility utilizes a patented high efficiency mechanical and biological treatment process ("HEBioT Process") for the disposal and recycling of mixed municipal solid waste (MSW) into an EPA approved solid recovered fuel ("SRF"). The HEBioT Process is expected to divert from landfills as much as 80% of the waste that enters the facility. The Martinsburg facility has secured ten year agreements for both the supply of MSW from a regional hauler and the off-take of the SRF production by a multi-billion dollar cement company with operations nearby.

The Martinsburg facility is the first of a series of facilities utilizing the patented HEBioT process that BioHiTech plans to build in the US in the coming years. The Company controls the exclusive development rights to the HEBioT technology in 12 Northeastern states and the District of Columbia. A second site is currently under development in Rensselaer, NY with other potential locations in early stage planning.

Commenting on the agreement, Frank E. Celli, Chief Executive Officer of BioHiTech Global stated, "Becoming the largest owner of the Martinsburg Facility is a transformative event for our Company and we are excited to begin the full US commercialization of this important environmentally friendly disposal technology. Not only will these operations add significant high margin revenue to BioHiTech's financials in 2019, but it will also serve as a showplace for our future roll-out in the US. With plans to add additional facilities, including Rensselaer and potentially Philadelphia in the coming years, we now have a solid roadmap for progressive revenue and EBITDA growth from our HEBioT business. We are more confident than ever that this will enable us to change the waste management industry and build significant value for our stockholders."

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is changing the way we think about managing waste. Our innovative waste management services combined with our disruptive technologies provide sustainable waste disposal and supply chain management solutions for businesses and municipalities of all sizes. Our cost-effective technology platforms can virtually eliminate landfill usage through real-time data analytics to reduce waste generation, biological disposal of food waste at the point of generation, and the processing of municipal solid waste into a valuable renewable fuel. For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the Securities and Exchange Commission ("SEC"). There may be other factors not mentioned above or included in the BioHiTech's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Rich Galterio

Executive Vice President

Direct: 845.367.0603

rgalterio@biohitech.com

www.biohitech.com

SOURCE BioHiTech Global, Inc.